UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2011
LINDSAY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2222 North 111th Street Omaha, Nebraska	68164

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (402) 829-6800
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective June 13, 2011, James Raabe will be appointed Vice President and Chief Financial Officer of Lindsay Corporation (the “Company”). Mr. Raabe will succeed Dave Downing in this position as Mr. Downing shifts his full efforts to his role as President — International Operations.
Mr. Raabe, age 51, has most recently served as Senior Vice President and Chief Financial Officer of Select Comfort Corporation in Minneapolis, Minnesota, a manufacturer of adjustable-firmness beds. Mr. Raabe joined Select Comfort Corporation in 1997 as Vice President and Controller and has held his current position since 1999. Prior to Select Comfort, Mr. Raabe served as Vice President — Finance of ValueRx, Inc., a pharmacy benefit management provider, and earlier in his career was part of the audit staff of KPMG LLP.
Mr. Raabe (i) will receive an annual base salary of $300,000; (ii) is eligible to receive a target bonus equal to 45% of his base salary and a maximum bonus of up to 200% of his target bonus; and (iii) will be granted restricted stock units on his start date with a value of $150,000 (based on the closing stock price on his start date). The restricted stock units will vest at the rate of 33-1/3% per year on November 1, 2011, 2012 and 2013.
The Company and Mr. Raabe have entered into a written agreement concerning his employment as Vice President and Chief Financial Officer which provides for a term of one year and the automatic extension of that term by one day for each day of employment unless the Company notifies Mr. Raabe that it does not wish to further extend the term. Accordingly, the agreement will have a remaining term of one year from the date the Company notifies Mr. Raabe that it does not wish to further extend the term. In addition to the compensation discussed above, the agreement also provides that Mr. Raabe will be eligible to receive annual long-term equity incentives in the discretion of the Compensation Committee and will be eligible to participate in other insurance and benefit plans generally available to senior executives of the Company. The agreement also provides for severance compensation equal to one times annual base salary (or base salary plus target bonus if termination occurs within one year following a “change in control” (as that term is defined in the agreement)) if Mr. Raabe’s employment is terminated without “cause” (as that term is defined in the agreement) or if he terminates his employment for “good reason” (as that term is defined in the agreement) within one year following a change in control. A copy of the Employment Agreement is filed as Exhibit 10.1 hereto.
Mr. Raabe has also entered into an Indemnification Agreement with the Company in the form attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2008.
Item 8.01. Other Events
On May 9, 2011, the Company issued a press release announcing the management changes described in Item 5.02 above. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

10.1	Employment Agreement, dated May 5, 2011, between the Company and James Raabe

99.1	Press Release, dated May 9, 2011, issued by the Company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2011	LINDSAY CORPORATION
	By:	/s/ David B. Downing
David B. Downing, President —
International Operations and Chief Financial Officer